UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2016

TROPIC INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34911	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1057 Parkinson Road, Unit #9 Woodstock, Ontario, Canada	N4S 7W3
(Address of principal executive offices)	(Zip Code)

(519) 421-1900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events

On July 14, 2016, the holders of a majority of the issued and outstanding common stock of Tropic International Inc. (the “Company”) on a fully converted basis approved a 1 for 2 reverse split of the Company’s common stock, par value $0.001 (the “Reverse Split”), with a record date of July 26, 2016. As a result of the Reverse Split, the Company’s issued and outstanding common stock decreased from 112,264,146 shares to approximately 56,132,073 shares, with each fractional share being rounded up to the nearest whole share. No changes to the par value of the common stock or the Company’s authorized capital occurred in connection with the Reverse Split.

In order for the Reverse Split to be recognized on the OTCBB and OTCQB, the Financial Industry Regulatory Authority (“FINRA”) was required to process the corporate action. FINRA has now processed the Reverse Split, which will be effective in the market at the open of business on August 25, 2016. At that time, the Company’s common stock will become eligible for quotation on the OTCBB and OTCQB under the trading symbol “TRPOD”. On September 26, 2016, the Company’s trading symbol will revert permanently to “TRPO”.

In connection with the Reverse Split, the Company also effected a 1 for 2 reverse split of the preferred shares of 1894632 Ontario Inc., its wholly owned subsidiary, such that there are now 50,607,500 issued and outstanding shares of that class, each of which is exchangeable into one share of the Company’s common stock at the option of the holder thereof, subject to certain restrictions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2016	TROPIC INTERNATIONAL INC.

	By:	/s/ John Marmora
John Marmora
President, Secretary, Treasurer, Director